CHARGE OVER SHARES

THIS DEED is dated February 3, 1997

AND MADE BETWEEN:

(1) GLOBAL GOLD CORPORATION, a Delaware Corporation whose registered office is 438 West 37th Street, Suite 5H, New York, New York 10038, U.S.A. (the "Chargor"); and

IN FAVOUR OF

(2) FIRST DYNASTY MINES LTD. whose registered office is at Temasek Avenue, #37-02 Millenia Tower, Singapore 039 192 ("FDM").

WITNESSES as follows:

1     Definitions and Interpretation

1.1   In this Charge unless the context otherwise requires:

      "Borrowed Money" means amounts advances by FDM to Global Gold Armenia Limited ("Global Armenia") pursuant to a convertible debenture issued dated 1997 by Global Armenia and guaranteed by the charger (the "Debenture") together without interest thereon.

      "Charged Property" means the property and rights of the Chargor which are the subject of any security created or purported to be created by this Charge

      "Derivative Assets" means all stocks shares warrants or other securities rights dividends interest or other property whether of a capital or income nature accruing offered issued or deriving at any time by way of dividend bonus redemption exchange purchase substitution conversion consolidation subdivision preference option or otherwise attributable to any of the Shares and Securities or any Derivative Assets previously described

      "Encumbrance" means any mortgage charge pledge lien assignment hypothecation security interest title retention preferential right or trust arrangement or other security arrangement or agreement or any right conferring a priority of payment

      "Enforcement Event" means any event set out in the Debenture.

      "Secured Liabilities" means all monies obligations and liabilities whatsoever whether for principal interest or otherwise in whatever currency which may now or at any time


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      in the future be due owing or incurred by the Chargor to FDM under the terms of the Debenture and/or this Charge whether actual or contingent and whether alone severally or jointly as principal guarantor surety or otherwise and in whatever name or style and whether on any current or other account or in any other manner whatsoever.

      "Shares and Securities" means all stocks shares and other securities:

            (i) listed in the Schedule for which the stock or share certificates or other documents of title have been deposited by the Chargor with FDM; or

            (ii) for which the stock or share certificates or other documents of title have been deposited by the Chargor with FDM or its agents or nominees or are held to the order of FDM.

      in each case whether held in the Cayman Islands or elsewhere and irrespective of whether in any such case the deposit was made or the certificates or other documents were received by FDM or its agents or nominees for the purposes of creating security, safe custody, collection or otherwise.

1.2 Reference to Clauses and Schedules are to the clauses and schedules to this Charge.

1.3 Clause headings are inserted for ease of reference only and are not to affect the interpretation of this Charge.

1.4 Except to the extent the context otherwise requires any reference in this document to "this Charge" and any other document referred to in it includes any document expressed to be supplemental to or collateral with or which is entered into pursuant to or in accordance herewith or therewith and shall be deemed to include any instruments amending varying supplementing novating or replacing the terms of any such documents from time to time.

1.5 References to a person are to be construed to include corporations firms companies partnerships individuals associations states and administrative and governmental and other entities whether or not a separate legal entity.

1,6 References to any person are to be construed to include references to that person's successors transferees and assigns whether direct or indirect.

1.7 References to any statutory provision are to be construed as references to that statutory provision as amended supplemented re-enacted or replaced from time to time (whether before or after the date of this Charge) and are to include any orders regulations instruments or other subordinated legislation made under or deriving validity from that statutory provision.


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1.8   The words "other" and "otherwise" are not to be construed ejusdem generis with any foregoing words where a wider construction is possible.

1.9 The words "including" and "in particular" are to be construed as being by way of illustration or emphasis only and are not to be construed as, nor shall they take effect as, limiting the generality of any foregoing words.

2     Covenant to Pay

2.1 The Chargor covenants with FDM that it will pay and discharge the Secured Liabilities when due to FDM.

2.2 The Chargor shall pay interest to the date of payment or discharge (notwithstanding any demand or any judgment obtained by FDM or the liquidation or administration of or any arrangement or composition with creditors by the Chargor) at the rate or rates applicable under the agreements or arrangements giving rise to the relevant obligations or liabilities. Such interest shall be compounded in the event of it not being punctually paid in accordance with the usual practice of banks in the Cayman Islands but without prejudice to the right of FDM to require payment of such interest.

2.3 All sums payable by the Chargor under this Charge shall be paid without any set-off counterclaim withholding or deduction whatsoever unless required by law in which even the Chargor will simultaneously with making the relevant payment under this Charge pay to FDM such additional amount as will result in the receipt by FDM of the full amount which would otherwise have been receivable and will supply FDM promptly with evidence satisfactory to FDM that the Chargor has accounted to the relevant authority for the sum withheld or deducted.

3     Charge

3.1 The Chargor as beneficial owner (with the intent that the security so constituted shall extend to all beneficial interests of the Chargor in the Charged Property and to any proceeds of sale or other realisation of the Charged Property or any part of it) and as continuing security for the payment and discharge of the Secured Liabilities charges the Shares and Securities and the Derivative Assets to FDM.

4     Deposit of Title Documents and Further Assurance

4.1 The Chargor shall on the execution of this Charge deposit with FDM (at its office in Vancouver or as otherwise directed by FDM) all stock or share certificates or other documents of title to or representing the Charged Property together with such duly executed transfers or assignments with the name of the transferee date and consideration left blank as FDM may require to enable FDM to vest the same in FDM or its nominees or, after the occurrence of an Enforcement Event, any purchaser to the intent that FDM


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      may at any time after the occurrence of an Enforcement Event without notice present them for registration.

4.2 The Chargor shall subject to clause 4.3 upon the accrual offer issue or receipt of any Derivative Assets deliver or pay to FDM or procure the delivery or payment to FDM of all such Derivative Assets or the stock or share certificates or other documents of title to or representing them together with such duly executed transfers or assignments with the name of the transferee date and consideration left blank as FDM may require to enable FDM to vest the same in FDM or its nominees or, after the occurrence of an Enforcement Event, any purchaser to the intent that FDM may at any time after the occurrence of an Enforcement Event without notice present them for registration.

4.3 For so long as no Enforcement Event has occurred the Chargor will receive all dividends interest and other income deriving from and received by it in respect of the Charged Property for the account of the Chargor and will promptly pay such dividends interest and other income to the Chargor on receipt.

4.4 Without prejudice to anything else contained in this Charge the Chargor shall at any time at the request of FDM but at the cost of the Chargor promptly sign seal execute deliver and do all deeds instruments transfers renunciations proxies notices documents acts and things in such form as FDM may from time to time require for perfecting or protecting the security over the Charged Property or any part of it or for facilitating its realisation.

5     Representations Warranties and Covenants by the Chargor

5.1   The Chargor represents and warrants to FDM and undertakes that:

      (a) it is and will be the sole absolute and beneficial owner and the registered holder of all of the Charged Property free from Encumbrances and will not create or attempt to create or permit to arise or subsist any Encumbrance (other than this Charge) on or over the Charged Property;

      (b) it has not sold or otherwise disposed of or agreed to sell or otherwise dispose of or granted or agreed to grant any option in respect of all or any of its right title and interest in and to the Charged Property or any part of it and will not do any of the foregoing at any time during the subsistence of this Charge;

      (c) except as disclosed in writing approved by FDM the Shares and Securities are and will at all times be fully paid and there are and will be no monies or liabilities outstanding in respect of any of the Charged Property;

      (d) the Charged Property has been and will at all times be duly authorised and validly issued and is and will at all times be free from any restriction on transfer or rights of pre-emption;


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      (e)   it has and will at all times have the necessary power to enter into and perform its obligations under this Charge;

      (f) this Charge constitutes its legal valid binding and enforceable obligations and is a security over all and every part of the Charged Property effective in accordance with its terms;

      (g) this Charge does not and will not conflict with or result in any breach or constitute a default under any agreement instrument or obligation to which the Chargor is a party or by which it is bound;

      (h) all necessary authorisations and consents to enable or entitle it to enter into this Charge have been obtained and will remain in full force and effect at all times during the subsistence of the security constituted by this Charge; and

      (i) it will procure due compliance with its obligations in this Charge by all nominees in whose name or names any Charged Property is registered or holding any certificates or other documents of title relating to any Charged Property.

5.2 The Chargor undertakes to FDM to provide a copy of any report accounts circular or notice received in respect of or in connection with any of the Charged Property to FDM forthwith upon the receipt by the Chargor.

5.3 The Chargor shall promptly pay all calls or other payments due and will discharge all other obligations in respect of any part of the Charged Property and if the Chargor fails to fulfil any such obligations FDM may, but shall not be obliged to, make such payments on behalf of the Chargor in which event any sums so paid shall be reimbursed on demand by the Chargor to FDM together with interest as provided for in the Debenture from the date of payment by FDM until repayment whether before or after judgment.

5.4 The Chargor shall indemnify FDM on a full indemnity basis against calls or other payments relating to the Charged Property and any defect in the Chargor's title to the Charged Property and against all actions proceedings losses costs claims and demands suffered or incurred in respect of anything done or omitted in any way relating the the Charged Property or in the exercise or purported exercise of the powers contained in this Charge by FDM.

5.5 The Chargor shall not do or cause or permit anything to be done which may adversely affect the security created or purported to be created by this Charge or which is a variation or abrogation of the rights attaching to or conferred by all or any part of the Charged Property without the prior written consent of FDM and shall take such action as FDM may in its discretion direct in relation to any proposed compromise arrangement reorganisation conversion repayment offer or scheme of arrangement


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

      affecting all or any part of the Charged Property.

6 Rights of FDM

6.1 FDM may at its discretion (in the name of the Chargor or otherwise subject to clause 4.3 after the occurrence of any Enforcement Event and without any consent or authority on the part of the Chargor) exercise any voting rights and any powers or rights which may be exercised by the person or persons in whose name or names the Charged Property is registered.

6.2 Following the occurrence of an Enforcement Event all dividends interest and other income forming part of the Charged Property shall, unless otherwise agreed between FDM and the Chargor, be paid without any set-off or deduction whatsoever to an interest bearing suspense account and retained by FDM until applied as hereinafter provided as part of the Charged Property and any such monies which may be received by the Chargor shall pending such payment be held in trust for FDM.

6.3 The powers conferred on FDM by this Charge are solely to protect its interests in the Charged Property and shall not impose any duty on it to exercise any such powers. FDM shall not have any duty as to any Charged Property and shall incur no liability for:

      (a) ascertaining or taking action in respect of any calls instalments conversions exchanges maturities tenders or other matters in relation to any Charged Property or the nature or sufficiency of any payment whether or not FDM has or is deemed to have knowledge of such matters; or

      (b) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Charged Property.

6.4 FDM shall not be liable to account as mortgagee in possession in respect of all or any of the Charged Property and shall not be liable for any loss upon realisation or for any failure to present any interest coupon or any bond or stock drawn for repayment or for any failure to pay any call or installments or to accept any offer or to notify the Chargor of any such matter or for any failure to ensure that the correct amounts (if any) are paid or received in respect of the Charged Property or for any negligence or default by its nominees or agents or for any other loss of any nature whatsoever in connection with the Charged Property.

7. Enforcement

7.1 If any Enforcement Event shall occur and be continuing then:

      (a) FDM shall cease to be under any further financial commitment to the Chargor and may at any time thereafter declare the Secured Liabilities (or such of them as FDM may specify) immediately due and payable forthwith on


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            demand; and

      (b) the security constituted by this Charge shall become immediately enforceable and the power of sale shall become immediately exercisable.

8 Power of Sale

8.1 At any time after the security constituted by this Charge has become enforceable FDM may without further notice to the Chargor exercise the power to sell or otherwise dispose of the whole or any part of the Charged Property, in such manner and on such terms and for such consideration (whether payable immediately or by instalments) as FDM shall in its absolute discretion think fit and without liability for loss whatsoever, and may (without prejudice to any right which it may have under any other provision of this Charge) treat such part of the Charged property as consists of money as if it were the proceeds of such a sale or other disposal. FDM shall after the payment of any claims having priority to the security created by this Charge apply the proceeds without prejudice to the right of FDM to recover any shortfall from the Chargor in paying the costs of sale or other disposal and in or towards the discharge of the Secured Liabilities in such order as FDM in its absolute discretion thinks fit and the surplus (if any) of such proceeds shall be paid to the person or persons entitled to it including without limitation the Chargor.

9 Protection of Third Parties

9.1 No purchaser mortgagee or other person dealing with FDM shall be concerned to enquire whether the Secured Liabilities have become payable or whether any power which it is purporting to exercise has become exercisable or whether any money is due under this Charge or as to the application of any money paid raised or borrowed or as to the propriety or regularity of any sale by or other dealing with FDM.

10 Power of Attorney

10.1 The Chargor by way of security irrevocably appoints FDM to be the attorney of the Chargor (with full powers of substitution and delegation) for the Chargor and in its name or otherwise and on its behalf and as its act and deed to sign seal execute deliver protect and do all deeds instruments transfers renunciations proxies notices documents acts and things which the Chargor may or ought to do under the covenants and provisions contained in this Charge and generally in its name and on its behalf to exercise all or any of the powers authorities and discretions conferred by or pursuant to this Charge on FDM and to execute and deliver and otherwise protect any deed assurance agreement instrument or act which it may deem proper in the exercise of all or any of the powers authorities or discretions conferred on FDM pursuant to this Charge.

10.2 The Chargor ratifies and confirms and agrees to ratify and confirm anything such


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      attorney shall lawfully and properly do or purport to do by virtue of clause 10.1 and all money expended by any such attorney shall be deemed to be expenses incurred by FDM under this Charge.

10.3 The Chargor undertakes to procure that all registered holders from time to time of any of the Charged Property shall forthwith grant FDM a power of attorney on the terms set out in clause 10.1 in respect of such Charged Property.

11 Discharge of Security

11.1 The security constituted by this Charge shall be continuing and shall not be considered as satisfied or discharged by any intermediate payment or settlement of the whole or any part of the Secured Liabilities or any other matter or thing whatsoever including the insolvency liquidation or administration of the Chargor and shall be binding until all the Secured Liabilities have been unconditionally and irrevocably paid and discharged in full.

11.2 Upon the irrevocable payment or discharge in full of the Secured Liabilities FDM will or will procure that its nominees will (as the case may be) at the request and cost of the Chargor retransfer to the Chargor all FDM's right title and interest in or to the Charged Property freed from this Charge.

11.3 Upon any release of the Charged Property FDM or its nominees (as the case may be) shall not be bound to release or transfer to the Chargor the identical stocks shares or securities which were deposited with or transferred to it or them and the Chargor shall accept shares and securities of the same class and denomination or such other securities as then represent the Charged Property.

12 Avoidance of Payments

12.1 No assurance security or payment which may be avoided or adjusted under any enactment relating to bankruptcy or insolvency and no release settlement or discharge given or made by FDM on the faith of any such assurance security or payment shall prejudice or affect the right of FDM to recover from the Chargor (including the right to recover any monies which it may have been compelled by due process of law to refund and any costs payable by it pursuant to otherwise incurred in connection with such process) or to enforce the security created by or pursuant to this Charge to the full extent of the Secured Liabilities.

13 Communications

13.1 Every notice demand or other communication under this Charge shall be in writing and may be delivered personally or by letter telex or facsimile transmission despatched by FDM to the Chargor to its address specified at the head of this Charge or to the


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

      following numbers:

      Chargor
      c/o Global Gold Corporation
      438 West 37th Street

      Attn:  Mr. Drury Gallagher, President

      Fax no:  (212) 967-3018

      or to such other address and or telex number or facsimile number as may be notified in accordance with this Clause by the relevant party to the other party for such purpose.

13.2 Every notice demand or other communication shall be deemed to have been received (if sent by post) 5 working days after being posted prepaid airmail (if posted from or to an address outside the Cayman Islands) and (if delivered personally or despatched by telex subject to receiving the correct telex answerback or by facsimile transmission) at the time of delivery or despatch if during normal business hours in the place of intended receipt on a working day in the place of intended receipt and otherwise at the opening of business in that place on the next succeeding such working day.

14 Currency Indemnity

14.1 If under any applicable law or regulation or pursuant to a judgment or order being made or registered against the Chargor or the liquidation of the Chargor or without limitation for any other reason any payment under or in connection with this Charge is made or falls to be satisfied in a currency (the "payment currency") other than the currency in which such payment is expressed to be due under or in connection with this Charge (the "contractual currency") then to the extent that the amount of such payment actually received by FDM when converted into the contractual currency at the rate of exchange falls short of the amount due under or in connection with this Charge the Chargor as a separate and independent obligation shall indemnify and hold harmless FDM against the amount of such shortfall. For the purposes of this Clause "rate of exchange" means the rate at which FDM is able on or about the date of such payment to purchase, in accordance with its normal practice, the contractual currency with the payment currency and shall take into account (and the Chargor shall be liable for) any premium and other costs of exchange including any taxes or duties incurred by reason of any such exchange.

15 Miscellaneous

15.1 No delay or omission on the party of FDM in exercising any right or remedy under this Charge shall impair that right or remedy or operate as or be taken to be a waiver of it nor shall any single partial or defective exercise of any such right or remedy preclude


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      any other or further exercise under this Charge or that or any other right or remedy.

15.2 FDM's rights under this Charge are cumulative and not exclusive of any rights provided by law and may be exercised from time to time and as often as FDM deems expedient.

15.3 Any waiver by FDM of any terms of this Charge or any consent or approval given by FDM under it shall only be effective if given in writing and then only for the purpose and upon the terms and conditions if any on which it is given.

15.4 The security constituted by this Charge shall be in addition to and shall not be prejudiced determined or affected by nor operate so as in any way to determine prejudice or affect any Encumbrance which FDM amy now or at any time in the future hold for or in respect of the Secured Liabilities or any part of them and shall not be prejudiced by time or indulgence granted to any person or any abstention by FDM in perfecting or enforcing any remedies securities guarantees or rights it may now or in the future have from or against the Chargor or any other person or any waiver release variation act omission forbearance unenforceability indulgence or invalidity of any such remedy security guarantee or right.

15.5 If at any time any one or more of the provisions of this Charge is or becomes illegal invalid or unenforceable in any respect under any law of any jurisdiction neither the legality validity or enforceability of the remaining provisions of this Charge nor the legality validity or enforceability of such provision under the law of any other jurisdiction shall be in any way affected or impaired as a result.

15.6 Any statement certificate or determination of FDM as to the Secured Liabilities or without limitation any other matter provided for in this Charge shall be in the absence of manifest error be conclusive and binding on the Chargor.

15.7 The parties agree that if requested by FDM United States UCC fiduciary statements will be filed in such jurisdictions as required by it, such fiduciary statements to be signed solely by Chargor.

16 Law and Jurisdiction

16.1 This Charge is governed by and shall be construed in accordance with the laws of the Cayman Islands.


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IN WITNESS whereof the Chargor and FDM have executed and delivered this Charge as a Deed the day and year first before written.

Executed as a Deed by GLOBAL     )
GOLD CORPORATION                 )
by:                              )
                                 )
                                 )
/s/ Robert Gain                  )
Director                         )
------------------------------   )
Witnessed in the presence of:


/s/ [ILLEGIBLE]


Executed as a Deed by FIRST     )
DYNASTY MINES LTD.              )
by:                             )
                                )
                                )
______________________________  )
Witnessed in the presence of:   )


Consented to by Global Gold Armenia Limited.

Dated:              1997


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                                    SCHEDULE


Number of shares                                 Description of shares



100,000                                         Ordinary Shares in the
                                                capital of Global Gold
                                                Armenia Limited, a Cayman
                                                Islands exempted, company
                                                of a par value of US$0.01
                                                each registered in the
                                                name of Global Gold Corporation


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